Exhibit 99.1

For Immediate Release

Supertel Hospitality, Inc. 1800 W Pasewalk Ave., Suite 200 Norfolk, NE 68701 402.371.2520	Contact: Ms. Krista Arkfeld Director of Corporate Communications karkfeld@supertelinc.com www.supertelinc.com

IRSA Inversiones y Representaciones Sociedad Anónima (NYSE: IRS) Affiliate to

Increase Investment in Supertel Hospitality to $30 Million: Supertel Special Shareholders

Meeting to Vote on Investment to be Held on January 31, 2012

NORFOLK, Neb., January 18, 2012 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 100 hotels in 23 states, today announced that Real Estate Strategies L.P. (“RES”) will increase its investment in Supertel to $30 million, subject to the approval of Supertel shareholders. RES is an investment vehicle indirectly controlled by IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), an Argentinean-based publicly traded company.

As previously announced, Supertel and RES entered into a Purchase Agreement on November 16, 2011 for the issuance and sale of 2,000,000 shares of Supertel’s Series C Cumulative Convertible Preferred Stock for $20 million. RES has advised Supertel that it is increasing its investment by exercising its option under the Purchase Agreement to purchase an additional 1,000,000 preferred shares for $10 million.

The issuance and sale of the preferred stock is subject to the approval of the Supertel shareholders at a special meeting to be held on January 31, 2012. At the special meeting the shareholders of Supertel will be asked to approve the issuance and sale of the 3,000,000 shares of preferred stock, 30,000,000 shares of common stock of Supertel which may be issued upon conversion of the preferred stock, and warrants to purchase an additional 30,000,000 shares of common stock. Supertel mailed a proxy statement on December 29, 2011 to its shareholders in connection with the special meeting.

The preferred shares are convertible into common stock at a conversion rate of $1.00 per common share and the warrants are exercisable for common stock at an exercise price of $1.20 per common share.

Supertel shareholders are encouraged to read Supertel’s proxy materials in their entirety as they provide, among other things, important details concerning the transaction and a discussion of the reasons behind the Board of Directors’ unanimous recommendation that shareholders vote “FOR” the investment transaction. If shareholder approval is received at the special meeting, the transaction is expected to close promptly following the meeting.

About IRSA Inversiones y Representaciones Sociedad Anónima

IRSA Inversiones y Representaciones Sociedad Anónima (NYSE:IRS/BCBA:IRSA) (“IRSA”) is the largest and leading Argentinean diversified real estate company, and the only company in the industry whose shares are listed on both the Bolsa de Comercio de Buenos Aires (“BASE”) and in The New York Stock Exchange.

Through its subsidiaries, IRSA manages an expanding top portfolio of shopping malls, and office buildings, primarily in the City of Buenos Aires, Argentina. The company also owns four luxury hotels and a huge landbank to develop both residential and commercial future projects. Additionally, IRSA currently owns a stake in Banco Hipotecario S.A., Argentina’s leading mortgage bank. In the US, IRSA owns a 9% equity stake in Hersha Hospitality Trust and commercial real estate properties in NYC, including ownership and management of the Lipstick building at 885 Third Avenue and ownership of the building at 183 Madison Avenue.

About Supertel Hospitality, Inc.

As of January 18, 2012, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 100 hotels comprised of 8,768 rooms in 23 states. The company’s hotel portfolio includes Baymont Inn, Comfort Inn/Comfort Suites, Days Inn, Guest House Inn, Hampton Inn, Holiday Inn Express, Key West Inns, Masters Inn, Quality Inn, Ramada Limited, Savannah Suites, Sleep Inn, Super 8 and Supertel Inn. This diversity enables the company to participate in the best practices of each of these respected hospitality partners. The company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com

Forward-Looking Information

Certain matters within this filing are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

Additional Information and Where to Find It

Supertel has filed a definitive proxy statement and other relevant documents in connection with the proposed investment transaction (the “Transaction”) with the Securities and Exchange Commission (the “SEC”). SHAREHOLDERS OF SUPERTEL ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain free copies of the proxy statement and other documents filed with the SEC by Supertel through the web site maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement from Supertel by contacting Investor Relations by telephone at (402) 371-2520, or by mail at Supertel, Investor Relations, 1800 West Pasewalk Avenue, Suite 200, Norfolk, Nebraska 68701.

Supertel and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Supertel in connection with the proposed Transaction. Information regarding the interests of these directors and executive officers in the Transaction is set forth in the definitive proxy statement filed with the SEC on December 29, 2012 described above. Additional information regarding these directors and executive officers is also included in Supertel’s proxy statement for its 2011 Annual Meeting of Shareholders, which was filed with the SEC on April 21, 2011, and Form 10-K for the fiscal year ended December 31,

2010, filed with the SEC on March 16, 2011. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Supertel by contacting Investor Relations by telephone at (402) 371-2520, or by mail at Supertel, Investor Relations, 1800 West Pasewalk Avenue, Suite 200, Norfolk, Nebraska 68701, or by going to Supertel’s Investor Relations page and choosing the Investor Information link, on the Supertel corporate website at www.supertelinc.com.